Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Celsion Corporation.

SECOND: The original Certificate of Incorporation of the Corporation (formerly known as Celsion (Delaware) Corporation) was filed with the Secretary of State of the State of Delaware on May 17, 2000, a Certificate of Ownership and Merger was thereafter filed with the Secretary of State of the State of Delaware on August 17, 2000, and Certificates of Amendment of Certificate of Incorporation were thereafter filed with the Secretary of State of the State of Delaware on June 5, 2001, November 8, 2002, May 25, 2004, February 27, 2006 and July 1, 2009, respectively (the “Certificate of Incorporation”). Certificates of Designation were filed with the Secretary of State of the State of Delaware on August 17, 2000, May 29, 2002, August 20, 2002 and January 14, 2011, respectively, and a Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on February 25, 2013.

THIRD: The amendments to the Certificate of Incorporation below have been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the 2013 annual meeting of stockholders of the Corporation held on July 19, 2013 pursuant to Sections 141 and 242 of the DGCL.

FOURTH: The Certificate of Incorporation is hereby amended by deleting the text of the first paragraph of Article Fourth thereof and substituting the following two paragraphs therefor.

“Effective at 5 p.m., Eastern Time, on the date of the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), each four and a half (4 1/2) shares of common stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (as defined below) (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay to the holder of any such fractional share an amount in cash equal to such fraction multiplied by the closing sale price of the Corporation’s common stock on The NASDAQ Capital Market on the trading day immediately before the date of the effectiveness of the Reverse Stock Split (as adjusted for the Reverse Stock Split). Each stock certificate representing the Old Shares immediately prior to the Effective Time shall thereafter represent that number of whole shares of Common Stock outstanding after the Effective Time into which the Old Shares represented by such certificate shall have been combined. Each holder of record of a stock certificate or certificates representing the Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split. The shares of Common Stock issued in connection with the Reverse Stock Split shall have the same rights, preferences and privileges as the Old Shares.

Immediately after the effectiveness of the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be Seventy-Five Million One Hundred Thousand (75,100,000) shares, consisting of (i) Seventy-Five Million (75,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) One Hundred Thousand (100,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this 28 day of October, 2013.

By	/s/ Michael H. Tardugno
Name:Michael H. Tardugno Title: President and Chief Executive Officer